Exhibit 10.1

Silicon Valley Bank

Amendment to Loan Documents

Borrower: Internap Network Services Corporation

Date:  December 27, 2005

THIS AMENDMENT TO LOAN DOCUMENTS (this “Amendment”) is entered into between Silicon Valley Bank (“Silicon”) and the borrower named above (“Borrower”).

Silicon and Borrower agree to amend the Loan and Security Agreement between them, dated October 21, 2002 (as otherwise amended, if at all, the “Loan Agreement”), as follows, effective as of the date hereof. (Capitalized terms used but not defined in this Amendment shall have the meanings set forth in the Loan Agreement.)

1.    Modified Maximum Revolving Credit Limit. The Maximum Revolving Credit Limit set forth in Section 1 of the Amended and Restated Schedule to Loan and Security Agreement is hereby amended from “$15,000,000” to “$10,000,000”.

2.    Modified Letter of Credit Sublimit. The Letter of Credit Sublimit set forth in Section 1 of the Amended and Restated Schedule to Loan and Security Agreement is hereby amended from “$5,000,000” to “$6,000,000”.

3.    Extension of Maturity Date with Respect to Revolving Loans. The Maturity Date with respect to the Revolving Loans and related Obligations is hereby amended from “December 28, 2005” to “December 27, 2006”.

4.    Deletion of Minimum Cash EBITDA Financial Covenant. The Minimum Cash EBITDA Financial Covenant set forth in Section 5 of the Amended and Restated Schedule to Loan and Security Agreement is hereby deleted.

5.    Addition of Minimum Tangible Net Worth Financial Covenant. The following Minimum Tangible Net Worth Financial Covenant is hereby added to Section 5 of the Amended and Restated Schedule to Loan and Security Agreement and shall read as follows:

Minimum Tangible
Net Worth:
Borrower shall maintain a Tangible Net Worth of not less than $60,000,000 plus (i) 50% of all consideration received after the date hereof for new issues of equity securities and new subordinated debt of the Borrower, plus (ii) 50% of the Borrower’s

Silicon Valley Bank	Amendment to Loan Documents

net income in each fiscal quarter ending after the date hereof. Increases in the Minimum Tangible Net Worth Covenant based on consideration received for equity securities and subordinated debt of the Borrower shall be effective as of the end of the month in which such consideration is received, and shall continue effective thereafter. Increases in the Minimum Tangible Net Worth Covenant based on net income shall be effective on the last day of the fiscal quarter in which said net income is realized, and shall continue effective thereafter. In no event shall the Minimum Tangible Net Worth Covenant be decreased.

6.    Addition of Tangible Net Worth and Related Definitions. The following definitions are hereby added to the “Definitions” portion of Section 5 of the Amended and Restated Schedule to Loan and Security Agreement and shall read as follows

"Tangible Net Worth" is, on any date, the consolidated total assets of Borrower and its Subsidiaries plus the principal amount of Subordinated Debt of Borrower minus, (i) any amounts attributable to (a) net goodwill, (b) net intangible items such as unamortized debt discount and expense, Patents, trade and service marks and names, Copyrights and research and development expenses except prepaid expenses, and (c) reserves not already deducted from assets, (ii) cumulative non-cash stock compensation expenses beginning 1/1/06, and (iii) Total Liabilities.

"Total Liabilities" is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower's consolidated balance sheet, but excluding all Subordinated Debt other than the then-current portion of such Subordinated Debt allowed to be paid.

"Copyrights" are all copyright rights, applications or registrations and like protections in each work or authorship or derivative work, whether published or not (whether or not it is a trade secret) now or later existing, created, acquired or held.

"Subordinated Debt" is debt incurred by Borrower subordinated in right of payment to Borrower's indebtedness owed to Bank on terms satisfactory to Bank and which is reflected in a written agreement in a manner and form acceptable to Bank and approved by Bank in writing.
7. Fee.    In consideration for Silicon entering into this Amendment, Borrower shall concurrently pay Silicon a fee in the amount of $40,000, which shall be non-refundable and in addition to all interest and other fees payable to Silicon under the Loan Documents. Silicon is authorized to charge said fee to Borrower’s operating account.

Silicon Valley Bank	Amendment to Loan Documents

8.    Representations True. Borrower represents and warrants to Silicon that all representations and warranties set forth in the Loan Agreement, as amended hereby, are true and correct as of the date hereof.

9.    General Provisions. This Amendment, the Loan Agreement, any prior written amendments to the Loan Agreement signed by Silicon and Borrower, and the other written documents and agreements between Silicon and Borrower set forth in full all of the representations and agreements of the parties with respect to the subject matter hereof and supersede all prior discussions, representations, agreements and under-standings between the parties with respect to the subject hereof. Except as herein expressly amended, all of the terms and provisions of the Loan Agreement, and all other documents and agreements between Silicon and Borrower shall continue in full force and effect and the same are hereby ratified and confirmed.

Borrower: INTERNAP NETWORK SERVICES CORPORATION By /s/ David C. Buckel President or Vice President By____________________________ Secretary or Ass't Secretary	Silicon: SILICON VALLEY BANK By /s/ Nathan Ottinger Title Senior Vice President